Exhibit 23.1

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 25, 2024, relating to the financial statements of ESGEN Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
New York, New York

February 7, 2025